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                                                                    EXHIBIT 99.2

                                                           FOR IMMEDIATE RELEASE


CONTACT:  Matthew D. Haines
          Director, Corporate Communications
          (516) 222-0023
          mhaines@osip.com



                        OSI PHARMACEUTICALS, INC. ADOPTS
                 SHAREHOLDERS RIGHTS PLAN AND BY-LAW AMENDMENTS

UNIONDALE, NEW YORK -- JANUARY 8, 1999 -- OSI Pharmaceuticals, Inc. (Nasdaq:OSIP) announced today that it has adopted a Shareholders Rights Plan and several By-Law amendments. The rights plan and By-Law amendments provide protection for the Company's stockholders against coercive or unfair takeover tactics. "We felt it to be in the best interest of our shareholders to institute these measures at this time," stated Colin Goddard, President and Chief Executive Officer of OSI. "We believe the Company is very undervalued at a time when the progress in our discovery programs, most notably our clinical and late stage pre-clinical product developments with Pfizer, point to an exciting future for OSI."

The plan is designed to encourage anyone seeking to acquire OSI to negotiate an equitable price and terms fair to all stockholders with the Company's Board of Directors. It is similar to plans in place at more than 2,500 public companies. Recent studies have shown that shareholders rights plans such as this one generally benefit targeted companies by enabling the board of directors to negotiate more favorable terms for its shareholders. The plan was not adopted in response to any specific proposal or inquiry to acquire control of OSI, and the Company's directors are not aware of any such contemplated takeover activity.

In conjunction with adopting the plan, OSI declared a dividend distribution of one Common Stock and Subordinate Debenture Purchase Right on each outstanding share of its common stock. Each right entitles the holder to purchase a unit comprised of one one-tenth of a share of common stock and a subordinated debenture in the principal amount equal to nine-tenths of a share of common stock at the time of exercise. The rights, however, are exercisable only if: (1) a person or group acquires 17.5% or more of the Company's common stock other than through an offer for all shares of the common stock at a price and on terms determined by the Board of Directors to be fair to all stockholders, or (2) a person or group commences a tender or exchange offer for 17.5% or more of the Company's common stock.

If a person, group, or entity should acquire such a 17.5% interest, the rights will be modified automatically to entitle the rightholders (other than the acquiring person, group, or entity) to purchase shares of OSI common stock at a 50% discount for the then market value. In addition, if OSI is acquired in a merger or other transaction after such person or group has acquired such a 17.5% common stock interest, the rightholders (other than such person, group, or entity) will be entitled to purchase shares of common stock of the surviving company at the same discount from market value.
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SHAREHOLDERS RIGHTS PLAN AND BY-LAW AMENDMENTS
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Initially, the rights will be represented by existing OSI stock certificates.
Should the rights become exercisable, the Company will issue separate right certificates to all holders.

OSI can redeem the rights at any time before (but not after) a person, group, or entity has acquired 17.5% or more of the Company's common stock as described above. If not redeemed prior to January 5, 2009, the rights will expire on that date.

The By-Law amendments adopted today include amendments which (1) require the vote of a majority of the Board of Directors to call a special meeting of stockholders and (2) establish notification procedures for stockholder nominations for the election of directors and stockholder proposals.

A Form 8-K describing the Shareholders Rights Plan and the By-Law amendments will be filed with the Securities and Exchange Commission. The Form 8-K will include a copy of the Rights Agreement containing the full terms of the Shareholders Rights Plan as an exhibit. A detailed summary of the terms of the Shareholders Rights Plan will be mailed to each stockholder of record on February 15, 1999.

OSI Pharmaceuticals is a leading drug discovery company with a substantial pipeline of product opportunities for commercialization with the pharmaceutical industry. OSI's research programs are focused in the areas of cancer therapeutics and diagnostics, cosmeceuticals, and anti-infectives. OSI utilizes a comprehensive drug discovery and development capability to facilitate the rapid and cost-effective discovery and development of novel, small molecule compounds in more than 40 research and development programs. OSI is involved in long-term research alliances with Pfizer, Novartis, Hoechst Marion Roussel, Sankyo, and Bayer.

This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, uncertainties related to the completion of clinical trials, the FDA review process and other governmental regulation, a pharmaceutical collaborator's ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third party reimbursement, and other factors described in OSI Pharmaceuticals' filings with the Securities and Exchange Commission.

 For additional information on OSI Pharmaceuticals, please visit OSI's website at: http://www.osip.com

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